             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                   -----------------------

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

                 ---------------------------


              Date of Report (Date of earliest
             event reported): September 19, 2001



                THE ST. PAUL COMPANIES, INC.
   ------------------------------------------------------
   (Exact name of Registrant as specified in its charter)


     Minnesota            001-10898            41-0518860
------------------- --------------------  ---------------------
     (State of         (Commission File     (I.R.S. Employer
  Incorporation)           Number)         Identification No.)



385 Washington St., St. Paul, MN              55102
--------------------------------            ---------
(Address of principal                       (Zip Code)
executive offices)


                       (651) 310-7911
             ----------------------------------
               (Registrant's telephone number,
                    including area code)




                             N/A
------------------------------------------------------------
    (Former name or former address, if changed since last
                           report)

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Item 5.    Other Events and Regulation FD Disclosure
           -----------------------------------------

     The following information was derived from a press release of The St. Paul Companies, Inc. dated September 19,
2001:

     The St. Paul Companies announced today that the terrorist attacks of Sept. 11 will likely result in estimated net pretax losses of approximately $700 million to the company from its U.S. primary insurance, reinsurance and Lloyd's of London operations. The company's estimate is based on a total insured loss of between $30 billion and $35 billion for the industry. However, it will take more time before the total industry loss is clear.

     The St. Paul's net loss comprises all losses from all lines of insurance, and takes into account the company's various reinsurance arrangements, its catastrophe reinsurance program, the corporate reinsurance program, and a provision for potentially unrecoverable reinsurance.

     Certain statements made by the company herein may constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the identification and development of losses resulting from the terrorist attacks of September 11, the payment of related losses by our reinsurers, potential government intervention, and various other factors. The company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              THE ST. PAUL COMPANIES, INC.




                              By  /s/ Bruce A. Backberg
                                  ---------------------
                                  Bruce A. Backberg
                                  Senior Vice President


Date: September 20, 2001